PRESS RELEASE, DATED April 22, 2004
EXHIBIT 99.1

Press Release

DISTINCTIVE DEVICES SECURES $4 MILLION FUNDING FOR WORKING
CAPITAL AND GALAXIS A WHOLLY OWNED SUBSIDIARY HAS BACK
ORDERS EXCEEDING $20 MILLION

Thursday April 22, 7:00 am ET

FORT LEE, N.J.--(BUSINESS WIRE)--April 22, 2004--Distinctive Devices, Inc. (OTCBB-DDVS) announced today that it has secured a $4 million unsecured loan on favorable terms from an unrelated private lender.

Loan proceeds will be utilized for working capital by our recently acquired wholly owned subsidiary, galaxis technology ag of Lubeck, Germany, to execute the order back logs for delivery of Set-Top-Boxes (STB) ordered by its customers. The loan also will be used for opening L/C's to contract manufacturers which manufacture the STB based on proprietary specifications of galaxis approved by their customers.

Galaxis currently has a back orders exceeding $20 million and has several major contracts in the negotiations some of which are expected to close shortly. This financing provides working capital to execute orders which could make the operations break-even or profitable for the current quarter.

This funding provides the necessary liquidity to achieve our revenue and operational goals and provides the necessary validation to our acquisition of galaxis in the growing digital TV technologies all over the world. It also endorses an opportunity to enhance our long term objective for growth and value for our shareholders said Sanjay Mody, President and CEO of Distinctive Devices, Inc.

Galaxis is a leading developer of interactive digital TV technologies and a manufacturer of TV set-top-boxes which it markets in Europe, Middle-East and India.

About Distinctive Devices, Inc.:

Distinctive Devices is engaged in digital TV technologies and telecom access product development and manufacturing through its wholly owned subsidiaries in Germany and India. For further information please visit our website at www.ddev.net

This press release contains forward-looking statements, which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

---------------
Contact:
  Distinctive Devices, Inc.
  Sanjay Mody, 201-363-9922
  sanmody@ddev.net
  or
  Earl Anderson, 561-416-9804
  earl@ddev.net